June 12, 2015

Steve Smith

John Suhr

Aura Suhr

Kevin Suhr

Joleen Smith

Re:

Proposed Stock Purchase Agreement for all issued and outstanding capital stock in J.S. Technologies, Inc., a California corporation (“JS”)

Ladies and Gentlemen:

We are pleased to submit this binding Letter of Intent (“LOI”) whereby Avalanche International Corp., a Nevada corporation (“AVLP”) proposes to enter into a Stock Purchase Agreement with the stockholders of JS (collectively referred to herein as the “JS Stockholders”) under which AVLP will purchase all of the issued and outstanding shares of capital stock of JS from the JS Stockholders. These terms are not comprehensive and we expect that additional terms, including reasonable representations and warranties, will be incorporated into a final Stock Purchase Agreement (the “Definitive Agreement”) to be negotiated and prepared.

Item

Description

1. Stock Purchase

Under the Definitive Agreement, AVLP shall acquire all of the issued and outstanding capital stock of JS, as listed by current stockholder and share amount on Schedule A attached hereto (the “JS Shares”).

2. Purchase Price

The total purchase price to be paid to the JS Stockholders shall be $11,000,000, to be paid amongst each of the JS Stockholders in the specific amounts for each shareholder as set forth on Schedule A attached hereto.  Each JS Stockholder shall, at his election, receive his portion of the purchase price in cash, in the form of shares of preferred stock, or a combination of both.  All JS Stockholders must make their election in writing and within seven (7) days of the Closing Date.

3.  Class B

Convertible

Preferred Stock

AVLP will designate a class of preferred stock for the transaction entitled “Class B Convertible Preferred Stock” and consisting of 2,750,000 shares.  The Class B Convertible Preferred Stock shall have a stated value of $4.00 per share and a first-position liquidation preference of $4.00 per share. The Class B Convertible Preferred Stock shall be convertible to common stock of AVLP at a rate of four (4) shares of common stock for each share of preferred stock converted.  The Class B Convertible Preferred Stock shall accrue dividends at a rate of six percent (6%) per year.  All accrued dividends shall be payable on or before 36 months from the date of issue.  All dividends shall be payable in cash, or at the option of AVLP, in shares of common stock valued at $1.00 per share.  All Class B Convertible Preferred Stock issued and outstanding at 36 months after the Closing Date shall be automatically converted to common stock of AVLP at the rate provided herein. Shares of Class B Convertible Preferred Stock shall be entitled to vote, and an as-if-converted basis, together with the share of common stock on all matters submitted to a vote of the stockholders of AVLP.

4. Closing

The anticipated effective date of the closing of the Definitive Agreement shall be the later of: (i) 120 days from the date of this LOI, or (ii) 60 days after delivery of the PCAOB audit as specified in 6(d), below (the “Closing Date.”). The Closing Date may be extended by agreement of the parties in writing, which shall not be unreasonably withheld.  All parties hereto covenant and agree to use their best efforts to facilitate the progress of the audit, to provide any assistance with the audit process which may be reasonably requested, and to work toward completion of the audit as quickly as practicable.

5. Customary

Provisions

The Definitive Agreement will contain customary representations and warranties for a transaction of this type, including:

a)

AVLP and JS are legal entities duly organized, validly existing and in good standing under the laws of its respective governmental jurisdiction where the entity was incorporated or formed, and has corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted;

b)

The party has, to the best of his, her or its knowledge, information and belief, complied with all applicable laws and regulations including, without limitation, all federal and state securities laws and regulations; and the party is not, and has not, and to his, her or its knowledge the past and present officers, directors and affiliates of such party are not and have not, been the subject of, nor does any such party have any reason to believe that it or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging the violation of any laws or regulations;

c)

The party has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has he, she or it been a party to any material litigation other than as provided in a separate schedule to the other parties;

The Definitive Agreement will also contain customary indemnification provisions to secure breaches of representations and warranties by the parties.

6. Conditions

Closing of the transaction contemplated under the Definitive Agreement shall be subject to certain conditions, including:

a)

Execution of the Definitive Agreement by JS Stockholders holding not less than sixty-five percent (65%) of the issued and outstanding capital stock of JS, together with such additional approvals or consents as are required by the Bylaws of JS and that certain JS “Shareholders’ Agreement with Buy/Sell Provisions” dated on or about January 27, 1998.  While it is AVLP’s goal under this LOI to acquire 100% of the issued and outstanding shares of JS, the effective acquisition of 65% of the issued and outstanding shares of JS, in compliance with the aforementioned documents, will be sufficient to bind AVLP to perform this LOI and Definitive Agreement. In the event that the parties are unable to obtain the shareholder approvals necessary, under the terms of such documents, to lawfully effect the sale to AVLP of at least 65% of the issued and outstanding capital stock of JS, then the transaction contemplated hereby will proceed as either: (i) a merger of JS with and into a subsidiary of AVLP, or (ii) a sale of substantially all of the assets of JS to AVLP.

b)

AVLP will: (i) stand ready, willing, and able to deliver the purchase price as listed on Schedule A hereto with regard to each minority shareholder of JS who agrees to sell his or her JS shares under the Definitive Agreement; and (ii) will consummate the purchase of the JS shares held by each such stockholder on the Closing Date.

c)

Absence of pending or threatened litigation regarding JS or its business or operations. “Threatened litigation” shall mean any claim that is communicated to any party to this LOI where a lawsuit, administrative claim or arbitration is threatened or demanded;

d)

AVLP and JS obtaining all necessary board and stockholder approvals and consents;

e)

JS obtaining an unqualified audit opinion from a PCAOB accredited audit firm regarding its financial statements for the last two fiscal years, together with an auditor review of its financial statements for any subsequent interim quarterly periods.   There shall be no other conditions pertaining to the PCAOB audit, other than the following:

i.

The audited financial statements must confirm a minimum of $10,000,000 in gross sales for JS over the prior 12 months;

ii.

The audited financial statements must confirm total fixed assets for JS of at least 90% of the current unaudited figure, which is $1,579,247.32; and

iii.

The audited financial statements must confirm a total balance for the S&J Equipment Loan of not more than $700,000.

In the event that the transaction contemplated hereby does not close, JS may retain a copy of the audited financial statements and audit report for its own use.

f)

On the Closing Date, the concurrent closing of an agreement by AVLP to purchase all of the issued and outstanding members’ interests in S&J Design Labs, LLC.  John Suhr, Steve Smith and AVLP are to agree upon a purchase price of S&J Design Labs, LLC within 30 days of execution of this LOI.  In the event John Suhr, Steve Smith and AVLP are unable to agree upon a purchase price for S&J Design Labs, LLC within 30 days of execution of this LOI, they agree to the following process for the determination of the sales price of S&J Design Labs, LLC:  AVLP and any seller will have the right retain to their own interested appraiser to submit a proposed appraisal of S&J Design Labs, LLC with the appraisal date being the date of this LOI.  The parties’ proposed appraisals shall be submitted to a disinterested appraiser, to be agreed upon mutually by all parties, who shall act as a referee and will make a binding determination of the purchase price for S&J Design Labs, LLC.  Alternatively, the parties have the option of hiring one disinterested appraiser to render a binding determination of the purchase price of S&J Design Labs, LLC.

g)

 [REDACTED]

h)

On the Closing Date, the issued and outstanding capital stock of JS consists of 1,000 shares, all of which are free of any lien, pledge, encumbrance, or other claim, except as set forth in that certain JS “Shareholders’ Agreement with Buy/Sell Provisions” dated on or about January 27, 1998;

i)

[REDACTED]

i.

[REDACTED]

ii.

[REDACTED]

j)

[REDACTED]

k)

[REDACTED]

l)

There have been no material adverse changes in the assets, liabilities, business, properties, operations, financial condition, results of operations, or prospects of JS’s business between the date of this LOI and the Closing Date. “Material adverse change” shall mean any adverse change of such a nature that it would be substantially likely to be viewed by a reasonable person in AVLP’s position to have significantly altered the total mix of information made available regarding JS.

m)

[REDACTED]

n)

Effective as of the Closing Date, JS shall release the Suhrs and the Smiths from any and all claims, known and unknown, that JS may have against any of them as of the date of closing of the Definitive Agreement.  Effective as of the Closing Date, JS and AVLP agree to defend and indemnify the Suhrs and the Smiths against any lawsuit or claim brought by any other shareholder of JS that is derivative in nature and provided that the claim asserted is a claim that could have been brought by JS for conduct occurring prior to the close of the Definitive Agreement.  AVLP agrees to make reasonable efforts to obtain written releases of all known and unknown claims that could be brought against JS or the Suhrs or the Smiths when the shares of the minority shareholders are purchased under this LOI and Definitive Agreement.  Further, effective as of the Closing Date, AVLP agrees to defend and indemnify the Suhrs and the Smiths against any lawsuit or claim brought by any shareholder of AVLP for any and all claims concerning the LOI or the Definitive Agreement, including any claim against such parties relating to their entry into this LOI or their execution and consummation of the Definitive Agreement.

o)

In connection with the closing of the Definitive Agreement, AVLP or SJ shall, with regard to all liabilities of JS and S&J Design Labs, LLC, to which the Suhrs or the Smiths are personally obligated and which are disclosed prior to the close of the Definitive Agreement, either satisfy such obligations in full or re-finance or re-negotiate such obligations so that the Suhrs and/or the Smiths have no further personal obligation.  In addition to any other such obligations which shall be disclosed in writing, such obligations include the following:

i.

a certain equipment loan made to S&J Design Labs, LLC by America West Bank, which has an approximate balance of $642,000; and

ii.

a certain equipment loan made by America West Bank to JS, which has an approximate balance of $79,000.

p)

All of the JS Stockholders agreeing to sell their shares under the Definitive Agreement shall agree to a general release of JS, S&J Design Labs, LLC, and their respective past and present officers, directors, employees, and shareholders.

7. Operation of

JS prior to Closing

Date

Until the Closing Date, the business of JS will be conducted in substantially the same manner as it is presently conducted and no material changes in the business of JS will be made without informing AVLP prior thereto.  Between the date of this LOI and the Closing Date, Steve Smith and Larry Campbell will receive their normal compensation and benefits and will continue to work at the JS facility.

Closing of the transaction contemplated under the Definitive Agreement shall be conditioned upon there having been no material adverse changes and no material adverse developments in the assets, liabilities, business, properties, operations, financial condition, results of operations, or prospects of JS’s business between the date of this LOI and the Closing Date.

Between the date of this LOI and the Closing Date, an independent financial controller will be appointed by AVLP to oversee day-to-day accounting and financial transactions of JS until the close of the transaction.  Further, between the date of this LOI and the Closing Date, Steve Smith, John Suhr, and representatives of AVLP will meet regularly to review the operations of JS, and no material changes to the operations of JS shall be made without the agreement of Steve Smith, John Suhr, and AVLP.

[REDACTED]

8. [REDACTED]

9. [REDACTED]

10. No-shop and

Breakup Fees

The parties hereto agree to work in good faith expeditiously towards a closing.  Between execution of the LOI and close of the Definitive Agreement, JS, Steve Smith, John Suhr, and Aura Suhr agree that they will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than AVLP relating to the sale or issuance, of any of the capital stock of JS or the acquisition, sale, lease, license or other disposition of JS or any material part of the stock or assets of JS, or (ii) enter into any discussions, negotiations or execute any agreement related to any of the foregoing, and shall notify the AVLP promptly of any inquiries by any third parties in regards to the foregoing.

If, in violation of this provision, JS, Steve Smith, John Suhr, and/or Aura Suhr enter to any agreement relating to the sale or issuance, of any of the capital stock of JS or the acquisition, sale, lease, license or other disposition of JS or any material part of the stock or assets of JS, such parties shall pay to AVLP an amount equal to ten percent (10%) of the total consideration received by each of them as a result of such agreement.

In the event that AVLP is ready, willing and able to close the transaction contemplated hereby on or before the Closing Date and any other party hereto otherwise fails or refuses to close the transaction and sell his or her shares to AVLP, such party, severally and not jointly, shall pay to AVLP, as liquidated damages, a termination fee of $250,000.

In the event that all of the other parties hereto are ready, willing and able to close the transaction contemplated hereby on or before the Closing Date and AVLP fails or refuses to close the transaction, AVLP shall pay to JS, as liquidated damages, a termination fee of $250,000.

11. Pre-Closing

Covenants

The Parties shall cooperate with each other and use their reasonable best efforts to execute and deliver the Definitive Agreement and all other documents necessary and desirable to effect the transaction contemplated hereby as soon as possible and to thereafter satisfy each condition to Closing specified thereunder.

12. Due Diligence

and Costs

Immediately upon execution of this LOI, AVLP and its advisors will have full access during normal business hours to copies of all documents and information (the “Materials”) regarding the assets and the business and operations of JS that are pertinent to the transaction contemplated by this LOI.

Each party will bear their own costs and expenses relating to this due diligence process as well as the negotiation and implementation of the Definitive Agreement, including all legal and accounting fees.  Upon the abandonment of this transaction by the parties, each party will return to the other any Materials received or certify the Materials as destroyed if the Definitive Agreement is not executed.

13. Governing Law

This LOI and the Definitive Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to principles of conflicts or choice of laws thereof.

14. Dispute

Resolution

In the event of a dispute or any alleged breach of the Definitive Agreement, any litigation shall be resolved in the trial courts of of Los Angeles or Orange County, California.  The prevailing party in any litigation shall be entitled to recover all expenses, costs and fees, including attorney fees, from the losing party.

15. Non-

disparagement

For a period commencing on the date hereof and continuing indefinitely, all parties hereto hereby covenant and agree that they shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light any of the other parties hereto, or JS’s products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.  Further, no party hereto shall induce, solicit, influence, or attempt to influence any agent, vendor, supplier, employee, consultant, or independent contractor of JS to terminate their position or relationship with JS, reduce the amount of business that it historically has done with JS, or otherwise adversely alter its business relationship with JS.

This LOI may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery to us of an executed copy of this LOI by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of the LOI as of the date of successful transmission to us.

We look forward to working with you to complete the Definitive Agreement successfully and expeditiously.  If the foregoing correctly sets forth your understanding, please evidence your agreement to this LOI by executing a copy in the space set forth below.

Sincerely,

Avalanche International Corp.

By: /s/ Milton C. Ault III

Milton C. Ault III, Chairman of the Board

Agreed to and Accepted:

This 12th day of June 2015.

J.S. Technologies, Inc.

By: /s/ John Suhr

Print name: John Suhr

Title: CEO

/s/ Steve Smith

Steve Smith

/s/ Joleen Smith

Joleen Smith

/s/ John Suhr

John Suhr

/s/ Aura Suhr

Aura Suhr

/s/ Kevin Suhr

Kevin Suhr

Schedule A – JS Stockholders

Name	Number of JS Shares	Purchase Price (all Cash)	Purchase Price (all AVLP Class B Convertible Preferred Shares)
Steve Smith	275	$3,000,000	750,000
John Suhr	275	$4,000,000	1,000,000
Aura Suhr	50	[joint with John Suhr]	[joint with John Suhr]
Jamie Laura	150	$1,500,000	375,000
Kuntaku Sei	50	$500,000	125,000
Tatsuo Okada	50	$500,000	125,000
John Wolfe	50	$500,000	125,000
Jeff Wolfe	50	$500,000	125,000
Adam Roller	50	$500,000	125,000
Totals	1,000	$11,000,000	2,750,000